EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD
DATED APRIL 26, 2006

Harleysville Group Inc. (“Company”), acting by and through the Board of Directors and the Compensation & Personnel Development Committee of the Board of Directors (Committee”), makes an award of restricted stock to __________, President & CEO of the Company, ("Employee") pursuant to the Harleysville Group Inc. Equity Incentive Plan ("Plan") (the terms of which are hereby incorporated by reference and a made a part of this Award), in order to effectuate the purposes of the Plan. All capitalized terms shall have the meaning set forth in the Plan unless set forth herein.

1.
AWARD OF RESTRICTED STOCK. Employee is hereby awarded _______ shares of common stock of the Company, subject to restrictions upon transfer and possibility of forfeiture (the “Restrictions”), as described in the Plan and herein.

2.	RESTRICTION PERIOD.
(a)
The Restrictions shall lapse on April 26, 2011 (the “Vesting Date”) if (1) the Employee remains continuously employed with the Company until the Vesting Date and (2) the Performance Goal set forth in paragraph 3 has been accomplished.

(b)
The Restrictions shall lapse upon the occurrence, prior to the Vesting Date, of the Employee’s death, Disability or Normal Retirement, in each case if the Performance Goal set forth in paragraph 3 is satisfied as of the date of the Employee’s death, Disability or Normal Retirement, as the case may be and, in the case of the Employee’s Normal Retirement, the Employee’s Normal Retirement is on or before the first March 1 following his attainment of age 65.

(c)
Unless the Committee decides otherwise in its sole discretion and informs the Employee of such decision within two (2) weeks following the Employee’s termination of employment, the Restrictions shall lapse if the Employee voluntarily terminates employment as an Early Retirement before the Vesting Date, the date of such termination of employment is any date in January or February and the Performance Goal set forth in paragraph 3 is satisfied; provided, however, that the Committee’s discretion not to allow the Restrictions to lapse shall not apply to that portion of the Shares represented by a fraction, the numerator of which is the number of full months that have elapsed between the date of this award and the Employee’s termination of employment, and the denominator of which is 60.

3.
PERFORMANCE GOAL. The Performance Goal shall be the Company’s attainment of an Adjusted Operating Profit for the Performance Period. Adjusted Operating Profit shall mean the Company’s operating income for the Performance Period, excluding ISO-numbered catastrophes and including a normalized catastrophe load, which is based on the 15 year average catastrophe load by line of business for the period beginning 15 years before January 1, 1991 and ending December 31, 2005, exceeds zero. The average catastrophe load will be applied by line of business based on the line of business mix over the Performance Period.

4.
PERFORMANCE PERIOD. The Performance Period shall mean the period that begins on January 1, 2006 and ends on the earlier of December 31, 2010 or December 31 of the calendar year preceding the Employee’s termination of employment.

5.
FORFEITURE OF SHARES. If Employee terminates employment for any reason prior to the Vesting Date, then that portion of the Shares for which the Restrictions do not lapse as a result of the termination of employment and that portion of the Shares for which the Restrictions do not lapse as a result of the Committee’s exercise of discretion under paragraph 2(c) shall be forfeited and immediately revert to the Company. If the restrictions do not lapse on the Vesting Date because the performance goal has not been accomplished, the Shares will be forfeited and immediately revert to the Company.

6.     RESTRICTION UPON TRANSFER. Until the Restrictions lapse under paragraph 2, the Shares and the right to vote the Shares and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided. Notwithstanding the foregoing and except as otherwise provided in the Plan, the Employee shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.

7.	CERTIFICATES. Each certificate issued in respect of shares awarded to a participant shall be deposited with the Company or its designee and shall bear the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and condi-tions (including forfeiture provisions and restrictions against transfer) contained in the Harleysville Group Inc. Equity Incentive Plan and an Agreement entered into between the registered owner and Harleysville Group Inc. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Agreement, a copy of each of which is on file in the office of the Secretary of Harleysville Group Inc.

8.
LAPSE OF RESTRICTIONS. Upon the lapse of such restrictions, certificates for Shares free of the restrictive legend shall be delivered to the Employee. Prior to the issuance of such certificates, the Employee shall be required to make full payment to the Company of all amounts, which, under federal, state or local law, the Company is required to withhold.

9.
CHANGE IN CONTROL. In the event of a Change in Control, notwithstanding any other restrictive provisions in this Award or in the Plan, all Shares shall be issued free of restrictive legend, within 90 days following the date of occurrence of such Change in Control regardless of whether the applicable Restriction period has expired or whether Performance Goals have been met.

I hereby certify that the foregoing Award on the foregoing terms and conditions has been authorized by the Board of Directors and the Compensation & Personnel Development Committee of the Board of Directors of Harleysville Group Inc.

HARLEYSVILLE GROUP INC.

By:
Robert A. Kauffman Senior Vice President, Secretary & General Counsel

I acknowledge receipt of a copy of this Award and have read, understand and accept its terms and conditions.

____________________________________
Employee